Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated April 28, 2010, with respect to the balance sheet of MBS Insight, Inc. as of December 27, 2009, and the related statements of earnings, stockholders’ equity and cash flows for the year then ended, incorporated by reference herein.
KPMG LLP
Omaha, Nebraska
June 3, 2010